 EX‑35.2

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OFFICER’S CERTIFICATE
C-III Asset Management LLC

The undersigned, Kevin Donahue, President of C-III Asset Management LLC (f/k/a Centerline Servicing LLC), the Special Servicer under that certain Pooling and Servicing Agreement dated as of May 1, 2013, relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1. a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2015 (the “Reporting Period”) has been made under the undersigned’s supervision;

2. to the best of the undersigned’s knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2016, I have hereunto signed my name.

/s/ Kevin Donahue
Kevin Donahue, President
C-III Asset Management LLC, a
Delaware limited liability company

JPM 2013-LC11